MEMBERSHIP UNIT REPURCHASE AGREEMENT

THIS MEMBERSHIP UNIT REPURCHASE AGREEMENT, (the “Agreement”) is executed as of December 12, 2012 (the “Effective Date”), by and between GOLDEN GRAIN ENERGY, LLC, an Iowa limited liability company (the “Company”); STEVEN J. RETTERATH, an individual resident of Florida (“Retterath”); POMPANO BEACH HOLDINGS, LLC, a Florida limited liability company (“Pompano”); and DELRAY LAND HOLDINGS, LLC, a Florida limited liability company (“Delray”). Collectively, Retterath, Pompano and Delray are referred to herein as the “Members.”

W I T N E S S E T H:

WHEREAS, Retterath is the owner of One Million (1,000,000) of the Company's membership units represented by Certificate Number A1132; Pompano is the owner of One Million (1,000,000) of the Company's membership units represented by Certificate Number A1130; and Delray is the owner of Two Million Five Hundred Seventy-Seven Thousand (2,577,000) of the Company's membership units represented by Certificates Numbered A1129 and A1131 (collectively the “Units”); and

WHEREAS, the Company desires to repurchase and retire, and the Members desires to have the Company repurchase and retire, the Units pursuant to the terms and conditions set forth below.

NOW, THEREFORE, for good and valuable consideration given, received and acknowledged, the parties agree as follows:

1.    Repurchase. At the Closing (as hereinafter defined), the Company shall repurchase all, but not less than all, of the Units from the Members, free and clear of all liens, security interests, claims and encumbrances, and the Members' interests in the Company shall be terminated. The Members acknowledge and agree that the Members shall not be entitled to receive any distribution of income from the Company or exercise any rights as a member of the Company following the Closing. THIS AGREEMENT SHALL NO LONGER BE A BINDING OFFER AND SHALL BE NULL AND VOID AND OF NO FURTHER EFFECT IF IT IS NOT FULLY SIGNED BY MEMBERS AND DELIVERED TO THE COMPANY PRIOR TO 5:00 P.M. LOCAL TIME ON WEDNESDAY, DECEMBER 12, 2012.

2.    Payment. The purchase price for the Units shall be Seventeen Million and 00/100 United States Dollars ($17,000,000.00) (the “Purchase Price”). The Company shall deliver the Purchase Price to the Members pro-rata based on their respective unit holdings on or before the Closing Date. The payments shall be made by check or wire transfer at the direction of the Members.

3.    Warranties and Representations. Each of Retterath, Pompano and Delray warrants and represents that: (i) They are the sole owner of the Units that are registered in their respective names and have the full and unrestricted right to permit the repurchase described in this Agreement; (ii) They shall transfer the Units to the Company free and clear of any liens, security interests, claims or encumbrances; (iii) No person or entity other than the Members has any right, title or interest whatsoever in or to the Units; (iv) The Members have received and reviewed copies of the Company's periodic reports as filed with the Securities and Exchange Commission (the “Company Information”); (v) In making the decision regarding the repurchase of the Units, the Members are relying solely upon the Company Information and the Members' legal and financial advisors and independent investigations and not upon the Company or any of its members, managers, officers, directors, employees or representatives with respect to value, tax, business, economic or other considerations involved in this transaction; (vi) The Members have the full power and authority to execute, deliver, enter into and perform their respective obligations under this Agreement, and no authorization, consent or approval of any other party is necessary to the validity of the transaction contemplated by the Agreement or to permit the consummation of the transaction contemplated herein; (vii) All corporate or other proceedings required to be taken by the Members, its members, managers or directors to authorize the Members to enter into and carry out this Agreement have been properly taken; and (viii) Members acknowledge and agree that by having the Units repurchased by the

Company, Members' no longer have any right to appoint any directors to the Company's board of directors.

4.    Indemnification. The Members agree, jointly and severally, to indemnify, defend and hold harmless the Company and its members, managers, officers, directors, employees and representatives from and against any and all claims, suits, losses, liabilities, costs, damages, expenses, including reasonable attorneys' fees and costs, arising, directly or indirectly, out of or resulting from: (i) any breach or material inaccuracy of any representation or warranty by the Members contained in this Agreement; or (ii) failure by the Members to perform their respective obligations under this Agreement.

5.    Conditions To the Company's Obligations. Unless waived by the Company in writing, the Company's obligation to conclude this transaction as provided herein is subject to the following conditions:

a.    All of the Members' warranties and representations set forth in this Agreement shall be true and correct as of the Closing and the Members shall have satisfied each of its obligations required hereunder on or prior to the Closing;

b.    The Company's Board of Directors shall have approved this Agreement and the repurchase contemplated herein in accordance with the Company's operating agreement;

c.    There shall have been no material adverse change in the condition or value of the Units from the Effective Date to the Closing;

d.    The Company receives approval from its primary lender to repurchase the Units and the Company secures the financing necessary to repurchase the Units, which financing is on terms reasonably acceptable to the Company; and

e.    Steven Retterath and Edward Hatten shall submit a written resignation from the Company's Board of Directors, in such form and substance as is reasonably acceptable to the Company, which resignations shall be effective as of the Closing.

In the event any such conditions shall not have been satisfied on or prior to the Closing or waived in writing by the Company, the Company, may (in addition to any other remedies available hereunder, at law or in equity, all of which shall be cumulative) terminate this Agreement.

6.    The Member's Obligations. In addition to any other obligations set forth herein, the Members shall, at or prior to Closing, deliver the original Certificates Numbered A1129, A1130, A1131 and A1132 to the Company duly endorsed for transfer along with any other instruments as the Company should reasonably require in order to effect the repurchase.

7.    The Company's Obligations. In addition to any other obligations set forth herein, the Company shall deliver the Purchase Price defined in Section 2 hereof. Further, the Company shall provide tail coverage under the Company's director and officer insurance policy for a period of three years following the Closing covering Steven Retterath and Edward Hatten.

8.    Closing. This transaction shall be closed at the offices of the Company on or before December 31, 2012 (the “Closing”).

9.    Confidential Information. Members acknowledge and agree that, in connection with this transaction, Members have been provided with and/or have access to certain confidential and proprietary sensitive business information of the Company (hereafter collectively referred to as “Confidential Information”). Members hereby acknowledge and agree that all such Confidential Information shall be and remain the Company's sole and exclusive property and Members covenant and agree to, at all times during the term hereof and thereafter: (i) utilize such Confidential Information solely in connection with this transaction, and not, under any circumstances, utilize such Confidential Information, directly or indirectly, for any other purpose; (ii) treat, and cause Members' agents, employees and representatives to treat, all such Confidential Information as confidential and proprietary sensitive business information and as trade secrets of the Company; and (iii) not, unless compelled by legal process, except with the Company's prior written consent, divulge, disclose or otherwise make any Confidential Information available to third parties.

10.    Tax Provisions. Based on the Company's current estimates, there will be no taxable income allocated to the Members for the Company's 2012 taxable year. The Company will provide the Members an estimate of the Section 754 depreciation recapture, based on the information the Company's tax accountant previously provided to the Members' legal counsel, by Thursday, December 13, 2012. In the event the Company fails to deliver the Section 754 depreciation recapture information by Thursday, December 13, 2012, the Members' may cancel the Agreement in their discretion. Members understand and agree that the tax information provided by the Company is solely an estimate by the Company based on information currently available to the Company and that this information may change. Further, Members agree that this tax information cannot be finalized until the end of the Company's tax year.

11.    Review by Counsel. The Members acknowledge and agree that: (i) the Members have carefully read and fully understand this Agreement; (ii) the Members have been advised that this Agreement was drafted by the law firm of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as legal counsel to the Company, and not as counsel to the Members; and (iii) the Members have been advised to seek, and have had the opportunity to obtain, the advice of independent legal counsel prior to and in connection with the execution of this Agreement.

12.    Further Assurances. At any time, and from time to time, after the Closing, each party will execute such additional instruments and take such action as may be reasonably requested by any other party to accomplish the objectives and consummate the transaction which is described in this Agreement.

13.    Miscellaneous. This Agreement constitutes the entire understanding between the parties concerning the subject matter hereof. No other representations, promises or agreements not contained herein are of any force or effect. This Agreement shall be governed by and interpreted in accordance with Iowa law, without regard to its choice of law principles, and shall not be modified except in a writing signed by all parties. The parties agree to submit to the jurisdictions of courts in the State of Iowa and agree that venue shall be in Polk County, Iowa. This Agreement is binding upon the parties and their heirs, representatives, agents, successors and assigns. This Agreement shall not be assigned or delegated by either party, in whole or in part, without the prior written consent of the other party. If any provision of this Agreement is held to be invalid, unenforceable, or contrary to public policy, in whole or in part, the remaining provisions shall not be affected. All covenants, warranties and representations set forth in this Agreement shall survive the termination or expiration hereof. This Agreement may be signed in counterparts, all of which taken together shall constitute one executed original. Faxed or scanned and e-mailed signatures shall have the same effect as original signatures under this Agreement.

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IN WITNESS WHEREOF, the parties have duly executed this UNIT REPURCHASE AGREEMENT effective as of the day and year first above written.

GOLDEN GRAIN ENERGY, LLC	STEVEN J. RETTERATH

By: /s/ Walter Wendland	/s/ Steven J. Retterath
Walter Wendland, President

POMPANO BEACH HOLDINGS, LLC	DELRAY LAND HOLDINGS, LLC

By: /s/ Steven J. Retterath	By: /s/ Steven J. Retterath
Steven J. Retterath, Managing Member	Steven J. Retterath, Managing Member